EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the common stock, par value $0.001 per share, of electroCore, Inc. dated as of December 7, 2023 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: December 7, 2023

Dr. Charles Theofilos

/s/ Dr. Charles Theofilos

Kathryn Theofilos

/s/ Kathryn Theofilos

Happy Holstein Management, LLC

/s/ Kathryn Theofilos
Name: Kathryn Theofilos
Title: Manager